Exhibit 99.1

Stifel Reports May 2024 Operating Data

ST. LOUIS, MO, June 27, 2024 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for May 31, 2024 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Recruiting and market appreciation drove a 3% increase in total client and fee-based assets during the month. Cash sorting slowed as client money market and insured product levels were essentially flat. Modest growth in Smart Rate balances essentially offset declines in Sweep balances. We continue to see improvement in the environment for investment banking activity, but the timing of closings for M&A transactions remains difficult to forecast.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	5/31/2024	5/31/2023	4/30/2024	5/31/2023	4/30/2024

Total client assets	$465,959	$402,399	$454,023	16%	3%

Fee-based client assets	$176,461	$147,637	$171,422	20%	3%

Private Client Group fee-based client assets	$154,544	$129,499	$150,125	19%	3%

Bank loans, net (includes loans held for sale)	$19,822	$20,777	$19,962	(5)%	(1)%

Client money market and insured product (1)	$26,230	$25,091	$26,318	5%	(0)%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations